BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUCEMENT TO THE MARKET

In compliance with the Official Notice/CVM/SEP/GEA 2/Nº360/14, dated October 09, 2014, BRF SA ("BRF"-Bovespa: BRFS3; NYSE: BRFS or "Company") hereby gives clarification on the content of the report published in the newspaper Valor Econômico, on October 09, 2014, under the title "Americana, from Kuwait, would have received joint offering from BRF, KKR and CVC."

The said article states that the Company, together with private equity firms, has made an offer for the acquisition of the entire share capital of Americana, a food company established in Kuwait.

BRF informs that differently from what the report suggests, the Company has not participated, neither is participating in any joint offer of acquisition of interest in Americana.

Thus, the Company reiterates the observance and compliance with CVM Instruction 358, of January 03, 2002 and will continue to maintain the general market informed, pursuant to the regulations in force.

São Paulo, October 10, 2014

Augusto Ribeiro Júnior

Chief Financial and Investor Relations Officer